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                                                                  EXHIBIT 99.1
PROCEPT
                                                         Procept, Inc.
                                                         840 Memorial Drive
                                                         Cambridge, MA  02139
                                                         Tel: 617-491-1100
                                                         Fax: 617-491-9019


                                 Contact: Stanley C. Erck
                                          President and Chief Executive Officer
                                          Procept, Inc.
                                          617-491-1100


For Immediate Release
- ---------------------


                         PROCEPT ANNOUNCES RESTRUCTURING

        FOCUS ON CLINICAL DRUG CANDIDATES, CORPORATE PARTNERING PROGRAMS

CAMBRIDGE, MA, SEPTEMBER 9, 1996 -- Procept announced today that it has restructured its research and development operations. The company will focus on its pre-clinical and clinical drug candidates for the prevention of HIV infection, on a drug development program for infectious diseases funded by VacTex, Inc., and on two programs for immunosuppression for which it is seeking corporate partners.

The company will continue its strategy to demonstrate the potential of its small molecule immunosuppressives in in vivo disease models and to show safety and efficacy in human clinical trials for its AIDS programs. Procept intends to accomplish these goals by narrowing its earlier stage research efforts and outsourcing other areas, while reducing its "cash burn" rate through a reduction in staff to a level of 40 (representing a reduction of approximately one-third).

Procept will increase its efforts to attract corporate partners to help develop and finance its drug discovery programs. Currently, the company is collaborating with Sandoz Pharma Ltd. and VacTex to discover drugs useful in the treatment of organ transplant rejection and tuberculosis, respectively. By securing partners for its programs in AIDS, CD2 targeted drugs, and small molecule immunosuppressives the Company hopes to further strengthen its financial position.

Procept, Inc. is engaged in the research and development of small molecule therapeutics for the prevention and treatment of chronic and life-threatening immune system disorders. Procept is developing therapeutics for the treatment of autoimmune diseases, organ transplant rejection, and infectious diseases such as AIDS and tuberculosis. Founded in 1985 and traded on the Nasdaq National Market System under the symbol PRCT, Procept is located in Cambridge, Massachusetts.